                        Renewal of Distribution Agreement

Agreement made this 3rd day of August, 2004 by and between Nuveen Investment Trust, a Massachusetts business trust (the "Fund"), and NUVEEN INVESTMENTS, LLC, a Delaware corporation (the "Underwriter");

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the "Agreement") pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 7, 2004 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 7, 2005 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 7, 2005 and ratify and confirm the Agreement in all respects.

                                             NUVEEN INVESTMENT TRUST


                                                 By: /s/ Jessica R. Droeger
                                                     ----------------------
                                                     Vice President

ATTEST:

/s/ Virginia L. O'Neal
----------------------
        Assistant Secretary

                                                 NUVEEN INVESTMENTS, LLC


                                                 By: /s/ Larry Martin
                                                    -----------------
                                                     Vice President

ATTEST:

       /s/ Stuart Cohen
----------------------
       Assistant Secretary